Exhibit 107
Calculation of Filing Fees Table
Form S-3
(Form Type)
Absci Corporation
(Exact name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation on or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 (3)	Rule 457(c)	5,714,285	$2.87	$16,399,997.95	$0.0001531	$2,510.84
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$16,399,997.95	$0.0001531	$2,510.84
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,510.84

(1)The shares will be offered for resale by the selling stockholder pursuant to the prospectus contained in the Registration Statement.
(2)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale price of the Company’s common stock on March 27, 2025 as reported on The Nasdaq Stock Market LLC, which date is within five business days prior to the filing of the Registration Statement.